Exhibit 1.16

JOE MANCHIN, III Secretary of State State Capitol Bldg. 1900 Kanawha Blvd. East Charleston, WV 25305-0770	Penney Barker, Team Leader Corporations Division Tel: (304) 558-8000 Fax: (304) 558-5758 www.wvsos.com FILE One Original Control #

WEST VIRGINIA
ARTICLES OF INCORPORATION

The undersigned, acting as incorporator(s) according to the West Virginia Code, adopt the following Articles of Incorporation for a West Virginia Domestic Corporation, which shall be perpetual:

1:	The name of the West Virginia corporation shall be:
[This name is your official name and must be used in its entirety when in use unless a trade name is registered with the Office of Secretary of State, according to Chapter 47-8 of the West Virginia Code.	[INSERT NAME]

2.	The address of the principal office of	Street:	c/o Lennar Corporation 700 N.W. 107th Avenue
	the corporation will be:	City/State/Zip:	Miami, Florida 33172

	located in the County of:	County:	Miami-Dade

	The mailing address of the above	Street/Box:
	location, if different, will be:	City/State/Zip:

3.	The physical address (not a PO box) of the of principal place of business in West Virginia, if any of the corporation will be:	Street: City/State/Zip:
	located in the County of:	County:

	The mailing address of the above	Street/Box:
	location, if different, will be:	City/State/Zip:

4.	The name and address of the person to whom notice of process may be sent is:	Name: Street: City/State/Zip:	C T Corporation System 707 Virginia Street East Charleston, West Virginia 25301

5.	This corporation is organized as: (check one below)
	☐	NON-PROFIT, NON-STOCK, (if you plan on applying for 501 (c)(3) status with the IRS you may want to include certain language that is required by IRS to be included in your articles of incorporation)
	☑	FOR PROFIT

6.	FOR PROFIT ONLY:
The total value of all authorized capital stock of the corporation will be $5,000.00.
The capital stock will be divided into 5000 shares at the par value of $1.00 per share.

Issued by the Secretary of Stale, State Capitol, Charleston, WV 25305

FORM CD-1	Revised 2/04

WEST VIRGINIA ARTICLES OF INCORPORATION	Page 2

7.	The purposes for which this corporation is formed areas follows:
(Describe the type(s) of business activity which will be conducted, for example, “agricultural production of grain and poultry”, “construction of residential and commercial buildings”, “manufacturing of food products”, “commercial printing”, “retail grocery and sale of beer and wine”. Purposes may conclude with words “... including the transaction of any or all lawful business for which corporations may be incorporated in West Virginia.”)

Ownership and development of real property and any or all lawful business for which corporations may be incorporated in West Virginia.

8.	FOR NONPROFITS ONLY: (Check the statement that applies to your entity)
☐ Corporation will have no members
☐ Corporation will have members
(NOTE) If corporation has one or more classes of members, the designation of a class or classes is to be set forth in the articles of incorporation and the manner of election or appointment and the qualifications and rights of the members of each class is to be set forth in the articles of incorporation or bylaws. If this applies to your entity then you will have to attach a separate sheet listing the above required information, unless it will fit in the space below.

9.	The name and address of the incorporator(s) is:
	Name	Address	City/State/Zip

10.	Contact and Signature Information:
a. Contact person to reach in case there is a problem with filing: Phone#

b. Print Name of person who is signing articles of incorporation:

c. Signature of Incorporator: Date:

ARTICLES OF INCORPORATION
OF [INSERT NAME]

Additional Provisions

A.	The initial Board of Directors of this corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be fewer than three. The names and addresses of the initial directors of this corporation are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue
Miami, Florida 33172

Steven E. Lane	10707 Clay Road
Houston, Texas 77041

L. Christian Marlin	700 N.W. 107th Avenue
Miami, Florida 33172.

B.	The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

C.	This corporation shall indemnify any officer, director and incorporator, or any former officer, director or incorporator, of this corporation to the fullest extent permitted by law.

D.	This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.